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                                                                      EXHIBIT 23

                       [KPMG PEAT MARWICK LLP LETTERHEAD]


The Board of Directors
of MLF Bancorp, Inc.

We consent to incorporation by reference in the registration statement (No. 33-96708) on Form S-8 of MLF Bancorp, Inc. of our report dated April 24, 1996, relating to the consolidated statements of financial condition of MLF Bancorp, Inc. and subsidiaries as of March 31, 1996, and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1996, which report appears in the March 31, 1996 annual report on Form 10-K of MLF Bancorp, Inc.


/s/ KPMG PEAT MARWICK LLP

Philadelphia, Pennsylvania
June 24, 1996